EXHIBIT 13(B)

                    ADDENDUM TO DISTRIBUTION AND SERVICE PLAN


Reference is made to the Pax World High Yield Fund, Inc. (the "Fund") Distribution and Service Plan dated June 15, 1999 (the "Plan").

Notwithstanding anything to the contrary contained in the Plan, there shall be no service or distribution fees paid pursuant to Sections 2 or 3 of the Plan in connection with the sale and distribution of the Institutional Class of shares of the Fund.